Independent Auditors' Consent

The Board of Directors
The Pittston Company:

We consent to the incorporation by reference in the registration statements (Nos. 2-64258, 33-2039, 33-21393, 33-23333, 33-69040, 33-53565, 333-02219,
333-70758, 333-70762, 333-70766, 333-70772, 333-78631 and 333-78633) on Form S-8
of The Pittston Company of our reports dated February 10, 2003, with respect to the Consolidated Financial Statements listed in the accompanying Index to Financial Statements and Schedules in Item 15(a)1 included in the 2002 Annual Report on Form 10-K of The Pittston Company, and the related financial statement schedule, which reports appear in the 2002 Annual Report on Form 10-K of The Pittston Company.

Our report covering the Consolidated Financial Statements refers to a change in accounting for goodwill and other intangibles. Our report also refers to a change in the method of accounting for nonrefundable installation revenues and the related direct costs of acquiring new subscribers in 2000 as a result of the implementation of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements.



Richmond, Virginia
March 26, 2003